Exhibit 10.11

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is effective as of January 1, 2013 (the “Effective Date”) and is by and between Transnetyx, Inc., a Tennessee corporation (“Transnetyx”), and Taconic Farms, Inc., a New York corporation (“Taconic”).  Each of Transnetyx and Taconic are referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Transnetyx and Taconic are Parties to that certain Amended and Restated Distribution Agreement, dated as of October 23, 2009, which was further amended by that certain Memorandum of Understanding between the Parties dated as of May [•], 2013, and any all amendments and/or modifications thereto (collectively, the “Previous Agreement”); and

WHEREAS, each of the Parties desires to enter into this Agreement to modify the terms of the Previous Agreement, whereby the Parties can continue a successful relationship between the Parties to market, sell and/or distribute the Services.

WHEREAS, this Agreement shall upon its execution supersede and replace the Previous Agreement.  All capitalized terms used in this Agreement and not otherwise defined in the provisions below will have the meanings given such term in Exhibit A.

NOW THEREFORE, in consideration of the foregoing Recitals, the representations, warranties, covenants and other agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as set forth in this Agreement.

1.            Services.

(a)           Subject to the terms and conditions of this Agreement, Transnetyx hereby grants to Taconic, and Taconic hereby accepts from Transnetyx: (i) the non-exclusive, non-transferrable right to market, sell, and distribute the Services to, and to accept orders for the purchase of Services from Non-Commercial Accounts in the Territory and (ii) the exclusive, non-transferrable right to market, sell and distribute the Services to, and accept orders for the purchase of Services from Commercial Accounts in the Territory.  All volumes of Services generated pursuant to this Section 1(a) shall be deemed Taconic Volume.  For purposes of this Agreement, Commercial Accounts shall mean the business entities listed on Exhibit B, which may be changed, altered or modified as provided in Exhibit B.  Non-Commercial Accounts shall mean any account which is not a Commercial Account, at the time of the order for Services, and Territory shall mean worldwide.

(b)           Transnetyx shall have the right to market, sell, and distribute the Services to, and accept orders for the purchase of Services from Non-Commercial Accounts in the Territory. All volumes of Services generated pursuant to this Section 1(b) shall be deemed Transnetyx Volume.

(c)           Transnetyx shall deliver prompt notice to Taconic of any reasonably foreseeable and/or actual unexpected delay and/or interruption in the rendition of the Services.  Transnetyx shall use commercially reasonable efforts to avert, to the extent reasonably practicable, a reasonably foreseeable delay and/or interruption and, in any event, shall resume the rendition of the Services as soon as is reasonably practicable.

(d)           Nothing in this Agreement shall be construed as to prevent either Party from offering services or products unrelated to the Services to be offered hereunder.

2.            Transnetyx’s Additional Obligations.

(a)           Personnel Matters.  Transnetyx shall manage, direct, employ or contract with and train all personnel who will provide Services, and Transnetyx shall have sole responsibility for paying all salaries, wages, bonuses and/or benefits to such personnel.  Transnetyx shall use its commercially reasonable efforts to ensure that a sufficient number of trained personnel are available at all times to perform the Services.

(b)           Resources.  Transnetyx shall provide and maintain such facilities, telephone and other equipment and administrative and clerical support as are necessary to perform the Services.

(c)           Quality Control.  Transnetyx shall use commercially reasonable efforts to render the Services in a timely and cost effective manner and in a manner that is consistent with or better than generally accepted industry standards.

(d)           Reporting.  Transnetyx will provide such periodic reports to Taconic as may be reasonably requested by Taconic in advance and in writing.  Transnetyx will use commercially reasonable efforts to update Transnetyx’s records to reflect the rendition of Services on the prior business day.  Transnetyx shall notify Taconic promptly by telephone or in writing (including electronic mail) of all material difficulties encountered by Transnetyx or which Transnetyx reasonably expects to encounter that may materially and adversely affect Transnetyx’s ability to render the Services.

(e)           Records.  Transnetyx shall keep for a period of not less than three (3) years accurate and complete records and books of account in respect of the Services.  Upon the reasonable advance written request of Taconic, Transnetyx shall make all such records available within thirty (30) days of written request for inspection and/or copying by Taconic.

3.            Taconic’s Additional Obligations.

(a)           Assistance.  Taconic shall respond promptly and in writing to requests for assistance, information, authorizations and approvals from Transnetyx.

(b)           Taconic Volume.  Taconic shall use commercially reasonable efforts to maintain the Taconic Volume at mutually agreed upon levels.

4.            Services Fees.

(a)           Services Fees.  Transnetyx shall render the Services to Taconic at the prices set forth in that certain Fee Schedule, a copy of which is attached hereto as Exhibit C and which is incorporated herein by reference (the “Services Fees”).  Transnetyx shall invoice Taconic on a monthly basis for all Services rendered by Transnetyx during the prior calendar month.

(b)           Disputed Amount.  In the event that Taconic reasonably disputes any part of any invoice for the rendition of Services by Transnetyx (each, a “Disputed Amount”), Taconic shall promptly notify Transnetyx in writing of such Disputed Amount and shall provide sufficient details of the grounds for such Disputed Amount but shall pay the full amount of any such invoice and all other invoices in full in accordance with the terms and conditions of this Section 4.  The Parties will promptly enter into good faith discussions with a view toward resolving any issues relating to such Disputed Amount.  If the Parties mutually agree in writing that Taconic is not required to pay such Disputed Amount, Transnetyx shall promptly repay to Taconic the Disputed Amount.

5.            Term.  Unless this Agreement is earlier terminated pursuant to the terms and conditions of Section 13, this Agreement shall commence on the Effective Date and shall have an initial term of three years (the “Term”) , and thereafter shall automatically renew on an annual basis for an additional period of one year.

6.            Representations and Warranties of Taconic.

Taconic hereby represents and warrants to Transnetyx that, as of the Effective Date, the representations and warranties set forth in this Section 6 are true, correct and complete in all respects.

(a)           Right, Power and Authority.  Taconic is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the absolute right, power and authority to execute and deliver this Agreement and to perform Taconic’s duties and obligations arising under this Agreement.

(b)           Execution and Delivery.  Taconic has duly executed and delivered this Agreement.

(c)           Binding Effect.  This Agreement, when duly executed and delivered by Taconic, shall constitute the legal, valid and binding obligation of Taconic which shall be enforceable against Taconic in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity relating to enforceability regardless of whether considered in a proceeding at law, in equity or otherwise (collectively, “Restrictions Upon Enforceability”).

(d)           No Contravention.  The execution and delivery by Taconic of this Agreement do not, and the performance by Taconic of Taconic’s duties and obligations arising under this Agreement shall not, whether with or without the delivery of due notice or passage of time or both, violate, conflict with or result in any breach, default or contravention of, or the creation of any lien under, (i) the formation documents of Taconic, (ii) any contract to which Taconic is a party or (iii) any statute, law, rule, ordinance, regulation, judgment, order, writ and/or decree of any court, regulatory body, administrative agency, governmental body, arbitrator and/or other authority having jurisdiction over Taconic.

(e)           Third-Party Consents and Governmental Authorization.  No consent or authorization of, filing with, notice to and/or other approval by any court, regulatory body, administrative agency, governmental body, arbitrator and/or other authority, in the name or on behalf of Taconic, is required in connection with the execution, delivery, performance, validity and/or enforceability of this Agreement.

(f)           Litigation.  There are no (i) actions, suits, proceedings, claims, complaints, disputes, arbitrations, proceedings and/or investigations instituted, pending or, to the knowledge of Taconic, threatened, the subject matter of which pertains in any manner to Taconic or (ii) judgments, orders, writs and/or decrees of any court, regulatory body, administrative agency, governmental body, arbitrator and/or other authority having jurisdiction over Taconic that purport to enjoin, restrain and/or otherwise prohibit the execution and delivery by Taconic of this Agreement or the performance by, or enforcement against, Taconic with respect to this Agreement.

(g)           Compliance with Applicable Laws. Taconic is in compliance with all requirements of all applicable laws binding upon, applicable to and/or affecting Taconic.

(h)           Acknowledgement.  Taconic hereby acknowledges and agrees that Taconic (i) has reviewed and analyzed this Agreement and the rendition of the Services and the related tax, business, financial and other consequences thereof, (ii) has had sufficient opportunity to engage legal counsel and tax, business and financial advisors if so desired, (iii) if applicable, has had sufficient opportunity to have Taconic’s respective legal counsel and tax, business and financial advisors review and analyze this Agreement and the rendition of the Services and the related tax, business, financial and other consequences thereof and (iv) has relied solely upon Taconic’s own investigation and, if applicable, the advice of Taconic’s respective legal counsel and tax, business and financial advisors with respect to this Agreement and the rendition of the Services and the related tax, business, financial and other consequences thereof.

7.            Representations and Warranties of Transnetyx.

Transnetyx hereby represents and warrants to Taconic that, as of the Effective Date, the representations and warranties set forth in this Section 7 are true, correct and complete in all material respects.

(a)           Right, Power and Authority.  Transnetyx is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the absolute right, power and authority to execute and deliver this Agreement and to perform Transnetyx’s duties and obligations arising under this Agreement.

(b)           Execution and Delivery.  Transnetyx has duly executed and delivered this Agreement.

(c)           Binding Effect.  This Agreement, when duly executed and delivered by Transnetyx, shall constitute the legal, valid and binding obligation of Transnetyx which shall be enforceable against Transnetyx in accordance with its terms, except as enforceability may be limited by Restrictions Upon Enforceability.

(d)           No Contravention.  The execution and delivery by Transnetyx of this Agreement do not, and the performance by Transnetyx of Transnetyx’s duties and obligations arising under this Agreement shall not, whether with or without the delivery of due notice or passage of time or both, violate, conflict with or result in any breach, default or contravention of, or the creation of any lien under, (i) the formation documents of Transnetyx, (ii) any contract to which Transnetyx is a party or (iii) any statute, law, rule, ordinance, regulation, judgment, order, writ and/or decree of any court, regulatory body, administrative agency, governmental body, arbitrator and/or other authority having jurisdiction over Transnetyx.

(e)           Third-Party Consents and Governmental Authorization.  No consent or authorization of, filing with, notice to and/or other approval by any court, regulatory body, administrative agency, governmental body, arbitrator and/or other authority, in the name or on behalf of Transnetyx, is required in connection with the execution, delivery, performance, validity and/or enforceability of this Agreement.

(f)           Litigation.  There are no (i) actions, suits, proceedings, claims, complaints, disputes, arbitrations, proceedings and/or investigations instituted, pending or, to the knowledge of Transnetyx, threatened, the subject matter of which pertains in any manner to Transnetyx or (ii) judgments, orders, writs and/or decrees of any court, regulatory body, administrative agency, governmental body, arbitrator and/or other authority having jurisdiction over Transnetyx that purport to enjoin, restrain and/or otherwise prohibit the execution and delivery by Transnetyx of this Agreement or the performance by, or enforcement against, Transnetyx with respect to this Agreement.

(g)           Compliance with Applicable Laws. Transnetyx is in compliance with all requirements of all applicable laws binding upon, applicable to and/or affecting Transnetyx with respect to the Services provided hereunder.

(h)           Acknowledgement.  Transnetyx hereby acknowledges and agrees that Transnetyx (i) has reviewed and analyzed this Agreement and the rendition of the Services and the related tax, business, financial and other consequences thereof, (ii) has had sufficient opportunity to engage legal counsel and tax, business and financial advisors if so desired, (iii) if applicable, has had sufficient opportunity to have Taconic’s respective legal counsel and tax, business and financial advisors review and analyze this Agreement and the rendition of the Services and the related tax, business, financial and other consequences thereof and (iv) has relied solely upon Taconic’s own investigation and, if applicable, the advice of Taconic’s respective legal counsel and tax, business and financial advisors with respect to this Agreement and the rendition of the Services and the related tax, business, financial and other consequences thereof.

8.           Transnetyx Intellectual Property. Taconic hereby acknowledges and agrees that except as expressly provided under this Agreement, (a) Taconic shall not acquire any rights of any kind whatsoever to any patents, patent applications, copyrights, trademarks, service marks, trade secrets, logos, brand names, know-how, financial and/or Transnetyx business strategies, plans, data, formulations, techniques, methodologies, inventions, policies, including, without limitation, any pricing policy, procedures, processes, systems, including, without limitation, any warehouse management, distribution and/or automation system, tools, including without limitation, any customer relationships management tool, software and/or any and all other intellectual property and/or proprietary rights of any kind whatsoever of Transnetyx (collectively, “Transnetyx Intellectual Property”) as a result of and/or in connection with this Agreement and (b) Transnetyx does not hereby assign, convey, deliver, grant and/or transfer in any manner whatsoever to Taconic any rights, whether express or implied, in, to and/or under the Transnetyx Intellectual Property.

9.           Confidentiality; Non-Disclosure and Non-Competition.

(a)           Each Party shall use commercially reasonable efforts to mark its written Confidential Information provided to the other Party pursuant to this Agreement as “Confidential” (or similar designation), and to provide to the other Party a written presentation of any of its Confidential Information presented orally or visually to the other Party within 30 days after disclosure.  Notwithstanding the above, any Confidential Information provided by any means from one Party to the other Party, whether marked “Confidential” or not, shall be treated in accordance with this Section 9. Each Party shall be responsible for any breach of the requirements of this section by anyone to whom the Party discloses the Confidential Information.  The obligations of the Parties contained in this section are independent, and the existence of any claim or cause of action of one Party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by either Party of the obligations under this section.  Except as expressly authorized by prior written consent of the disclosing Party, the receiving Party shall:

(i)             limit access to any Confidential Information of the other Party received by it to its and its Affiliates’ employees, agents, representatives, and consultants who have a need-to-know in connection with this Agreement and the obligations of the Parties hereunder;

(ii)            advise such employees, agents, representatives and consultants having access to the Confidential Information of the other Party of the proprietary nature thereof and of the obligations set forth in this Agreement and obligate its employees, agents, representatives, and consultants having access to the Confidential Information to maintain the secrecy of such Confidential Information;

(iii)           safeguard all Confidential Information received from the other Party using a reasonable degree of care, but not less than that degree of care used by the receiving Party in safeguarding its own similar information or material; and

(iv)           except as set forth in this Agreement, not disclose any Confidential Information of the other Party received by it to any Person or disclose to any Person that such information has been made available to or has been inspected by it.

(b)           The Parties’ obligations respecting confidentiality under Section 9(a) shall not apply to any portion of the Confidential Information disclosed to the receiving Party to the extent such information or materials:  (i) becomes generally available to the public other than as a result of a disclosure by the receiving Party or it representatives in violation of this Agreement; (ii) was already in the possession of the receiving Party, provided that such information or materials is not known by the receiving Party to be subject to another confidentiality agreement with the disclosing Party; (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its representatives, provided that such source is not known by the receiving Party to be bound by a confidentiality agreement with the disclosing Party; (iv) was independently developed by the receiving Party without reference to the Confidential Information; (v) was required to be disclosed to any regulatory body having jurisdiction over either Party or any of its Affiliates; or (vi) that disclosure is necessary by reason of applicable legal, accounting or regulatory requirements beyond the reasonable control of the receiving Party.  In the case of any disclosure pursuant to Sections 9(b)(v) or 9(b)(vii), to the extent practical, the disclosing Party shall give prior notice to the other Party of the required disclosure and shall use commercially reasonable efforts to obtain a protective order covering such disclosure.  If such a protective order is obtained, such information and materials shall continue to be deemed to be Confidential Information.

(c)           Neither Party shall disclose the existence (except as set forth below) of or any terms or conditions of this Agreement to any Third Party other than their respective legal counsel and financial advisors without the prior consent of the other Party, except as required by applicable law, rule, regulation or court order.  In such case, the disclosing Party shall notify the other Party of any such disclosure and use commercially reasonable efforts to provide the other Party with sufficient opportunity to object to such disclosure or to request confidential treatment thereof.  Notwithstanding the foregoing, promptly after the execution of this Agreement, the Parties shall agree upon the substance of information that may be used to describe the terms of this transaction, and the Parties may disclose such information, as modified by mutual agreement from time to time in writing, without the other Party’s consent.

(d)           Neither Party (nor any affiliate of either Party) shall originate any written publicity, news release or other public announcement (including, for example, interviews) relating to this Agreement, except as required by law, rule or regulation, without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

(e)           During the Term and for a period of two (2) years after the Term, Taconic hereby covenants and agrees that Taconic shall not, whether directly or indirectly, (i) solicit any officer or employee of Transnetyx or any of its affiliates or (ii) engage in any business, whether as a trustee, director, principal, partner, officer, employee, agent, representative, member, shareholder, consultant, individual and/or in any other relationship or capacity, that is in any manner competitive with and/or injurious to Transnetyx’s business.

10.           Insurance.

(a)           Transnetyx shall, upon the reasonable advance written request of Taconic, provide to Taconic certificates of insurance and/or other acceptable evidence that Transnetyx has in place general and liability insurance policies with minimum limits equivalent to One Hundred Thousand and 00/100 Dollars ($100,000.00) per occurrence and Three Million and 00/100 Dollars ($3,000,000.00) in the aggregate. During the Term, Transnetyx shall maintain in force such insurance policies and, upon the renewal date of such policies, provide Taconic with certificates of insurance and/or other acceptable evidence of the same. During the Term and for a period of one (1) year thereafter, Transnetyx shall use commercially reasonable efforts to preserve the rights of Taconic as an insured so as not to materially and adversely affect Taconic’s entitlement to recover under such policies (the “Transnetyx Insurance”).

(b)           Taconic shall, upon the reasonable advance written request of Transnetyx, provide to Transnetyx certificates of insurance and/or other acceptable evidence that Taconic has in place general and liability insurance policies with minimum limits equivalent to One Hundred Thousand and 00/100 Dollars ($100,000.00) per occurrence and Three Million and 00/100 Dollars ($3,000,000.00) in the aggregate. During the Term, Taconic shall maintain in force such insurance policies and, upon the renewal date of such policies, provide Transnetyx with certificates of insurance and/or other acceptable evidence of the same. During the Term and for a period of one (1) year thereafter, Taconic shall use commercially reasonable efforts to preserve the rights of Transnetyx as an insured so as not to materially and adversely affect Transnetyx’s entitlement to recover under such policies (the “Taconic Insurance” and, together with the Transnetyx Insurance, the “Insurance”).

(c)           Each Party shall require its insurance carrier to provide written notice to the other Party of any material modification or discontinuance of such Party’s respective Insurance at least thirty (30) calendar days in advance of any such material modification or termination.

11.           Indemnification.

(a)           Indemnification by Transnetyx. Transnetyx shall indemnify, defend and hold harmless Taconic from and against any and all losses, damage, fines, fees, including, without limitation, reasonable attorney’s fees which are reasonably and actually incurred, costs expenses, actions and claims for injury to persons, including, without limitation, injury resulting in death, and material damage to property (collectively, “Claims”) arising out of and/or in connection with Transnetyx’s discharge of the Services,(including, without limitation, third party Claims, except to the extent any such injury and/or material damage is solely and directly caused or contributed to by the gross negligence of Taconic and/or Taconic’s managers, members, officers, employees, agents and/or representatives.

(b)           Indemnification by Taconic.  Taconic shall indemnify, defend and hold harmless Transnetyx from and against any and all Claims arising out of and/or in connection with Taconic’s discharge of its duties and obligations arising hereunder, except to the extent such injury and/or material damage is solely and directly caused or contributed to by the gross negligence of Transnetyx and/or Transnetyx’s directors, officers, employees, agents and/or representatives.

(c)           Limitation of Liability. As a necessary inducement for the Parties to execute and deliver this Agreement, the Parties hereby acknowledge and agree that, to the fullest extent permitted by applicable law and except for a claim brought by either Party seeking indemnification pursuant to Section 11(a) or (b) hereof, in no event shall either Party or its directors, managers, officers, employees, members, agents and representatives be liable for any indirect, incidental, consequential, special, punitive, exemplary and/or other similar damages or losses, including, without limitation, damages and loss of business profits, business interruption and/or loss of goodwill, arising directly out of and/or resulting solely from the rendition of the Services and/or any material breach of a Party’s representations, warranties, covenants and/or other agreements set forth in this Agreement, regardless of whether such damages and/or losses were reasonably foreseeable and/or whether the Parties have been advised of the possibility of such damages and/or losses. In furtherance of the intent and purposes of this Section 11(c) and except as specifically provided for in the preceding sentence, (a) each Party hereby forever waives, releases and covenants and agrees not to assert any claim against the other Party for any indirect, incidental, consequential, special, punitive, exemplary and/or other similar damages or losses and (b)each Party hereby acknowledges and agrees that each Party’s aggregate total monetary liability to the other Party under any and all theories of liability, including, without limitation, statutory, tort, contract, strict liability and/or warranty, shall be limited to the amount of Services Fees paid by Taconic to Transnetyx pursuant to Section 4.

12.           Force Majeure. The reasonable delay and/or failure of either Party to perform any of its duties and obligations arising under this Agreement shall be excused without liability to the other Party as a direct result any cause beyond such Party’s reasonable control, including, without limitation, acts of God, widespread and material labor strikes and/or labor lockouts, terrorism, fire, explosion, catastrophic natural disasters, widespread and material riots, widespread and material communication and/or line source failures, widespread and material interruptions in transportation and distribution channels, laws, rules, regulations and/or orders of any governmental or other lawful authority or other similar, extraordinary events (each, an “Event of Force Majeure”).  If an Event of Force Majeure occurs, performance may be suspended by a Party to the extent made necessary by such Event of Force Majeure, and the Term shall be extended by a period equal to the time of the delay.  The Party claiming the benefit of this Section 12 shall use commercially reasonable efforts to minimize the effect of the Event of Force Majeure.  During the continuation of any such Event of Force Majeure which prevents Transnetyx from rendering the Services, Taconic shall be entitled in its reasonable discretion to make any alternative arrangements for rendering the Services, and Transnetyx hereby covenants and agrees to reasonably cooperate in order to facilitate any such arrangements.  Such alternative arrangements shall last only during the continuation of the Event of Force Majeure.  Upon the cessation of the Event of Force Majeure, the Parties hereby acknowledge and agree that the Parties shall promptly recommence performance of this Agreement.

13.           Termination.  This Agreement may be immediately terminated at any time as set forth below:

(a)	by mutual written consent of the Parties;

(b)	by either Party upon ninety (90) calendar days advance written notice to the other Party;

(c)           as long as Transnetyx is not then in material breach of any representation, warranty, covenant and/or other agreement of Transnetyx set forth in this Agreement, by Transnetyx if Taconic has materially breached of any representation, warranty, covenant and/or other agreement of Taconic set forth in this Agreement and which such material breach has not been cured within fifteen (15) calendar days after written notice of such material breach has been delivered to Taconic by Transnetyx;

(d)           as long as Taconic is not then in material breach of any representation, warranty, covenant and/or other agreement of Taconic set forth in this Agreement, by Taconic if Transnetyx has materially breached of any representation, warranty, covenant and/or other agreement of Transnetyx set forth in this Agreement and which such material breach has not been cured within fifteen (15) calendar days after written notice of such material breach has been delivered to Transnetyx by Taconic; and/or

(e)           by either Party if (i) the other Party becomes insolvent or makes a general assignment for the benefit of creditors, (ii) a petition in bankruptcy is filed against the other Party,(iii) proceedings are initiated to dissolve wind up the other Party or (iv) a receiver, receiver-manager, trustee and/or liquidator is appointed for the other Party or any of its assets.

14.           Effect of Termination or Expiration.

(a)           Upon the date that this Agreement is terminated in accordance with Section 15 hereof or the expiration of the Term, (i) Transnetyx shall immediately cease the rendition of the Services and (ii) all accrued but unpaid Services Fees and any applicable interest thereon shall be accelerated and shall immediately become due and payable to Transnetyx.

(b)           Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement in accordance with the terms and conditions of Section 15(c) or Section 15(d) shall not relieve Taconic or Transnetyx, as applicable, from any liability resulting from a material breach of any representation, warranty, covenant and/or other agreement of Taconic or Transnetyx, as applicable, set forth in this Agreement.

15.           Independent Contractors. The relationship of the Parties shall be that of independent contractors, and neither of the Parties shall have any right, power and/or authority to contractually obligate, bind and/or enter into any agreement or commitment in the name or on behalf of the other Party unless such contracting Party has obtained the prior written consent of the Party to be bound.

16.           Entire Agreement.  This Agreement, including, without limitation, the Recitals, and Exhibit A , constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements, arrangements, discussions and/or understandings between the Parties.

17.           Further Assurances. The Parties hereby covenant and agree that, from time to time, at the reasonable advance written request of either Party, the Parties shall perform, or cause to be performed, such other actions and execute and deliver, or cause to be executed and delivered, such other agreements, certificates, documents and/or instruments as either of the Parties may reasonably request in order to effectuate the rendition of the Services.

18.           Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties, their successors and permitted assigns.

19.           Notices.  Any and all notices, demands, requests and/or other communications required or permitted to be delivered by any provision of this Agreement shall be in writing (the term “writing” shall include facsimile, electronic mail and/or other Electronic Transmission (as hereinafter defined)) and sent by (i) first class, regular, registered or certified mail, (ii) commercial delivery service, (iii) air or other overnight delivery service, (iv) facsimile, electronic mail or other Electronic Transmission, and/or (v) hand delivery, to the Party to be notified addressed at the address on the signature page below or to such other address as the Party addressed shall have previously designated by notice to the delivering Party, delivered in accordance with the terms and conditions of this Section 19. Any such notice, demand, request and/or communication shall be deemed to have been given and received for all purposes under this Agreement (i) three (3) business days after the same is deposited in any official depository or receptacle of the United States Postal Service if sent first class, certified mail, return receipt requested, postage prepaid, (ii) on the next business day after the same is deposited with a nationally recognized overnight delivery service that guarantees overnight delivery, (iii) on the date of confirmed transmission when delivered by facsimile, electronic mail or other Electronic Transmission, if an original copy is also promptly delivered by any means set forth in clauses (i), (ii), (iii) or (iv) of this sentence and (iv) on the date of actual delivery to such Party by any other means, provided, however, if the day such notice, demand, request and/or communication shall be deemed to have been given and received as aforesaid is not a business day or if delivery is made after 5:00 p.m. local time on any business day, such notice, demand, request and/or communication shall be deemed to have been given and received on the next business day.

20.           Amendment and Waiver.  The Parties may by mutual agreement amend this Agreement in any respect but only in a written document executed by each Party or a duly authorized representative of each such Party. Each Party may extend the time for the performance of any of the duties and obligations of the other Party and/or waive any inaccuracies in the representations and/or warranties of the other Party and/or compliance by the other Party with any of the covenants and/or other agreements set forth in this Agreement.  Any such amendment, extension and/or waiver must be set forth in a written document executed by the Party agreeing to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions of this Agreement, whether or not similar, nor shall any such waiver constitute a continuing waiver.

21.           Governing Law and Venue and Arbitration.

(a)           Regardless of the location of the execution of this Agreement, the Parties hereby acknowledge and agree that this Agreement shall be governed in all respects, including validity, interpretation and effect by, and shall be enforceable in accordance with the internal laws of the State of Delaware without regard to conflicts of laws principles.

(b)           Should any dispute arise between the Parties, the Parties shall use their commercially reasonable efforts to settle such disputes amicably between themselves.  However, if such efforts fail to resolve the dispute within thirty (30) calendar days from the date written notice of such dispute was delivered by one Party to the other Party, the Parties hereby acknowledge and agree that such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) before a panel of three (3) arbitrators appointed in accordance with the Rules (the “Arbitration Panel”).    The arbitration shall be held as promptly as possible at such time as the Arbitration Panel may determine, provided, however, that such arbitration shall take place in Wilmington, County of New Castle, Delaware.  The Arbitration Panel shall determine the matters in dispute in accordance with the internal laws of the State of Delaware without regard to conflicts of laws principles.  The decision of the Arbitration Panel shall be in writing and shall set forth in detail the facts of the dispute and the reasons for the decision of the Arbitration Panel.  The decision of a majority of the arbitrators comprising the Arbitration Panel shall be final and shall be binding upon the Parties, each of whom hereby waives any appeal of such award.  The reasonable expenses of any such arbitration which are reasonably and actually incurred shall be shared equally between the Parties.  The Parties hereby acknowledge and agree that the award of the Arbitration Panel shall be the sole and exclusive remedy between the Parties regarding any disputes presented or pled to the Arbitration Panel.  The award of the Arbitration Panel shall be promptly paid in U.S. Dollars, free of any tax, deductions and/or offsets, and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by applicable law, be charged against the Party resisting such enforcement.  Judgment upon the award of the Arbitration Panel may be entered in any court of competent jurisdiction, or application may be made in such court for a judicial acceptance of the award and an order of enforcement, as applicable.

22.           Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by applicable law, any and all rights that such Party may have to a trial by jury as a result of any dispute whether such dispute is based upon contract, tort or any other legal theory. Each Party hereby acknowledges and agrees (i) that no attorney, representative and/or other agent of the other Party has represented, whether expressly or otherwise, that such other Party would not, in the event of a dispute, seek to enforce the terms and conditions of this Section 22 and (ii) that such Party and the other Party have been induced to enter into this Agreement by, among other things, the terms and conditions of this Section 22.

23.           Counterparts.  This Agreement may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument.  Further, in making proof of this Agreement, it shall not be necessary to produce or account for more than one (1) such counterpart.  Execution by a Party of a signature page hereto shall constitute due execution and shall create a valid, binding obligation of the Party so executing, and it shall not be necessary or required that the signatures of each of the Parties appear on a single signature page hereto.

24.           Captions.  The captions of the Sections of this Agreement are included solely for purposes of convenience and shall not affect in any manner whatsoever the validity, construction, interpretation and/or enforcement of any of such Sections.

25.           Expenses.  Except as otherwise expressly provided in this Agreement, each Party shall pay all of such Party’s costs, fees and expenses, including, without limitation, attorneys’ fees, in connection with the negotiation and execution of this Agreement and the performance of such Party’s duties and obligations arising hereunder.

26.           Severability.  If any provision of this Agreement is deemed or held to be illegal, invalid and/or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent that such provision is deemed to be illegal, invalid and/or unenforceable, and in all other respects this Agreement shall remain in full force and effect, provided, however, that, if any provision of this Agreement is deemed or held to be illegal, invalid and/or unenforceable, there shall be automatically added to this Agreement a provision as similar as possible to such illegal, invalid and/or unenforceable provision and be legal, valid and enforceable.  Further, should any provision contained in this Agreement be reformed or rewritten by the Arbitration Panel and/or any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon the Parties.

27.           Remedies Cumulative and Specific Performance.  Any and all remedies contained in this Agreement which are expressly conferred upon a Party shall be deemed to be cumulative with, and not exclusive of, any other remedy provided for in this Agreement or provided for by applicable law, in equity and/or otherwise upon any such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other such remedy.  The Parties hereby acknowledge and agree that irreparable damage would occur in the event of a breach of Section 9 and Section 10 hereof.  The Parties accordingly hereby acknowledge and agree that, in addition to any other remedy to which the Parties are expressly entitled pursuant to the provisions set forth in this Agreement, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches and/or written threats of breaches of Section 9 and Section 10 hereof and otherwise to enforce specifically the provisions of Section 9 and Section 10.  Each Party hereby expressly waives any requirement that the other Party obtain and/or post any bond or provide any indemnity for damages and/or losses incurred in connection with any claim seeking injunctive or other equitable relief or specific enforcement of Section 9 and Section 10 hereof.

28.           Survival.  The provisions of Section 4, Section 9, Section 10, Section 11, Section 12, Section 13, Section 16, Section 20, Section 21, Section 22, Section 23, Section 24, Section 27, Section 29 and Section 30 hereof shall survive the termination of this Agreement pursuant to Section 14 hereof or the expiration of the Term.

29.           Assignment, Transfer and Sublicense.  Neither Party shall have the right to assign, transfer and/or sublicense its rights and/or duties and obligations arising under this Agreement, either in whole or in part, without the prior written consent of the other Party which such consent shall not be unreasonably withheld, conditioned and/or delayed.

30.           Electronic Transmission.  Delivery of an executed counterpart of this Agreement may be made by Electronic Transmission, provided that an original counterpart of the same is delivered following delivery of such Electronic Transmission.  Any such counterpart or signature page sent by Electronic Transmission shall be deemed to be a written and signed original for all purposes, and a copy of this Agreement containing a signature page that has been delivered by Electronic Transmission shall constitute an enforceable original document.  As used in this Agreement, the term “Electronic Transmission” means and refers to any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient of the communication, and that may be directly reproduced in paper form by such a recipient through an automated process.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed and delivered, or have caused to be executed and delivered by their duly authorized representatives, this Agreement as of the Effective Date.

TRANSNETYX

Transnetyx, Inc.

By:	/s/ Robert J. Bean
Name:	Robert Bean
Title:	President/CEO

Address:	8110 Cordova Road Suite 119 Cordova, Tennessee 38016

TACONIC

Taconic Farms, Inc.

By:	/s/ Todd Little	27 August 2013
Name:	Todd Little
Title:	President/CEO

Address:	One Hudson City Centre Hudson, NY 12534

Signature Page to Services Agreement

Exhibit A

Definitions

“Affiliate” means any Person controlling, controlled by or under direct or indirect common control with a Party hereto.

“Person” means an individual, corporation, limited liability company, partnership, sole proprietorship, joint venture or other form of entity, organization or governmental agency or authority

“Sample” means a biopsy tissue that is submitted for Services.

“Services” means automated molecular assays integrated with a proprietary web interface for the purpose of obtaining genotyping orders directly from clients, receiving biopsy samples in a kit, analyzing genotypes in laboratory animals, and electronically reporting such results to clients that are provided to Taconic under this Agreement using the Transnetyx Intellectual Property.

A-1

Exhibit B

Non-Commercial Accounts/Commercial Accounts of Taconic

1.   On the Effective Date, and annually thereafter, Taconic shall deliver the aggregated projected purchase amount of Services for the Taconic Non-Commercial Accounts.

2.    On the Effective Date and every ninety (90) days thereafter, Taconic shall deliver to Transnetyx a list of existing Taconic Commercial Accounts, together with the projected purchase amount of Services for each Commercial Account on a rolling twelve (12) month basis.
As of the Effective Date, the Commercial Accounts are as follows:

Merck
Eli Lilly & Company
Elan
OMT
Ablexis
Merus
Trianni

3.    On a semi-annual basis, Transnetyx and Taconic shall meet and discuss Taconic’s Commercial Accounts and Taconic’s Non-Commercial Accounts, including discussion of whether any of Taconic’s Non-Commercial Accounts shall be classified as a Commercial Account.  Taconic’s Commercial Accounts are institutions where Taconic has a significant share of the Contract Breeding business and only modest opportunities exist for additional genotyping by Transnetyx.

B-1

Confidential treatment has been requested.
Redacted material has been separately filed with the Commission

Exhibit C

Fee Schedule

Transnetyx shall render the Services to Taconic at the prices set forth in this Exhibit C, here also known as the Fee Schedule.  Subject to the terms and conditions set forth in this Services Agreement, Taconic shall pay to Transnetyx a simple, flat price of (i) [***] dollars ($[***]) per Sample without regard to the number of alleles in any Sample for all Samples other than Merck Samples, and (ii) [***]dollars ($[***]) per Sample without regard to the number of alleles in any Merck Sample.

The price [***] dollars ($[***]) per Sample is contingent upon an average Taconic Volume of 25,000 Samples per Month.  In the event that the average Taconic Volume is below 25,000 Samples per Month, then Taconic shall pay the price of [***]dollars ($[***]) per Sample for such affected month.

The Taconic Volume per Month will be calculated as an average of the actual monthly Taconic Volume (including Merck samples) of the three (3) months prior to the calculation date.  For clarity, the price for Merck samples will remain at the price of [***] ($[***]) regardless of the calculated Taconic Volume.

C-1